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                         EXHIBIT 23-2

              Consent of Independent Accountants



We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 33-40824, 33-69420, 33-61784 and
33-57895), Form S-4 (File Nos. 33-61992 and 33-61047) and in the
Registration Statements on Form S-8 (File Nos. 33-67430, 33-67432, 44-67324, 33-51331, 33-51885, 33-52025, 33-54511, 33-54519,
33-59579 and 33-61855) of Frontier Corporation of our reports dated January 20, 1995 and January 25, 1994 with respect to the consolidated financial statements of ALC Communications Corporation and subsidiary which are included in the Form 10-K's of ALC Communications Corporation filed with the Securities and Exchange Commission on March 24, 1995 and March 30, 1994, respectively, which Form 10-K's are incorporated by reference in the Current Report on Form 8-K of Frontier Corporation dated November 13, 1995.


/s/ Ernst & Young LLP

ERNST & YOUNG LLP

Detroit, Michigan
November 13, 1995